Exhibit 99.1
Payments by Project for the year ended December 31, 2023, in Thousands of US Dollars

Segment	Country	Project	Payment Currency	Fees	Royalties	Taxes	Bonuses	Total
Corporate[1]	United States	Entity Level US Federal Income Tax	USD	$—	$—	$485,476	$—	$485,476
Corporate Total				$—	$—	$485,476	$—	$485,476
Oil and Gas	Algeria	DZ-30—Oil/Natural Gas—Well	In-Kind	$—	$—	$285,006	$—	$285,006
	Colombia	CO-MAG (Caribbean Sea)—Oil/Natural Gas—Well	COP	$1,065	$—	$—	$—	$1,065
	Oman	OM-DA—Oil/Natural Gas—Well	In-Kind	$—	$—	$10,053	$—	$10,053
			USD	$1,400	$—	$—	$—	$1,400
		OM-WU—Oil/Natural Gas—Well	In-Kind	$—	$—	$83,020	$—	$83,020
			USD	$1,250	$—	$—	$—	$1,250
		OM-ZA—Oil/Natural Gas—Well	In-Kind	$—	$—	$242,356	$—	$242,356
			USD	$2,717	$—	$—	$96,868	$99,585
	Qatar	QA-KH—Oil/Natural Gas—Well	In-Kind	$—	$—	$78,342	$—	$78,342
	UAE	AE-AZ—Natural Gas—Well	AED	$1,700	$—	$—	$—	$1,700
		AE-AZ—Oil/Natural Gas—Well	AED	$—	$—	$1,129	$—	$1,129
	United Kingdom	DZ-30—Oil/Natural Gas—Well	GBP	$—	$—	$249	$—	$249
	United States	US-CO—Oil/Natural Gas—Well	USD	$14	$2,662	$—	$—	$2,676
		US-LA (Gulf of Mexico)—Oil/Natural Gas—Well	USD	$8,637	$430,591	$—	$23,524	$462,752
		US-NM—Oil/Natural Gas—Well	USD	$190	$440,201	$—	$—	$440,391
		US-TX—Oil/Natural Gas—Well	USD	$806	$26,290	$—	$—	$27,096
		US-WY—Oil/Natural Gas—Well	USD	$128	$57	$—	$—	$185
Oil and Gas Total				$17,907	$899,801	$700,155	$120,392	$1,738,255
Grand Total				$17,907	$899,801	$1,185,631	$120,392	$2,223,731
1 Pursuant to Instruction 4 to Item 2.01 of Form SD, because the U.S. federal government has levied a payment obligation at the entity level rather than on a particular project, Occidental Petroleum Corporation has disclosed the entity-level payment and has not excluded amounts attributable to particular business segments or projects (each as defined in Form SD) unrelated to the commercial development of oil, natural gas or minerals.

Payments by Government for the year ended December 31, 2023, in Thousands of US Dollars

Country	Government	Government Entity	Fees	Royalties	Taxes	Bonuses	Total
Algeria	Government of Algeria	MINISTRY OF FINANCE	$—	$—	$285,006	$—	$285,006
Algeria Total			$—	$—	$285,006	$—	$285,006
Colombia	Government of Colombia	AGENCIA NACIONAL DE HIDROCARBUROS	$1,065	$—	$—	$—	$1,065
Colombia Total			$1,065	$—	$—	$—	$1,065
Oman	Government of Oman	MINISTRY OF ENERGY AND MINERALS	$5,367	$—	$—	$—	$5,367
		MINISTRY OF FINANCE	$—	$—	$—	$96,868	$96,868
		TAX AUTHORITY	$—	$—	$335,429	$—	$335,429
Oman Total			$5,367	$—	$335,429	$96,868	$437,664
Qatar	Government of Qatar	GENERAL TAX AUTHORITY	$—	$—	$78,342	$—	$78,342
Qatar Total			$—	$—	$78,342	$—	$78,342
UAE	Government of Abu Dhabi	ABU DHABI NATIONAL OIL COMPANY	$1,700	$—	$—	$—	$1,700
		DEPARTMENT OF FINANCE – ABU DHABI	$—	$—	$1,129	$—	$1,129
UAE Total			$1,700	$—	$1,129	$—	$2,829
United Kingdom	Government of the UK	HM REVENUE & CUSTOMS	$—	$—	$249	$—	$249
United Kingdom Total			$—	$—	$249	$—	$249
United States	Federal Government	OFFICE OF NATURAL RESOURCES REVENUE	$9,585	$458,963	$—	$23,524	$492,072
		DEPARTMENT OF TREASURY	$—	$440,838	$485,476	$—	$926,314
		US BUREAU OF LAND MANAGEMENT	$190	$—	$—	$—	$190
United States Total			$9,775	$899,801	$485,476	$23,524	$1,418,576
Grand Total			$17,907	$899,801	$1,185,631	$120,392	$2,223,731